UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2005

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 741-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

At 4:01 p.m. (EST) on June 10, 2005, the one-for-ten reverse stock split of the common stock (the “Reverse Stock Split”) of Vignette Corporation (the “Company”) became effective. The Reverse Stock Split was approved by the Company’s stockholders on May 27, 2005 at the Company’s Annual Meeting. The Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation which was filed to affect the Reverse Stock Split is attached hereto as Exhibit 3.1.

The Reverse Stock Split will affect all holders of the Company’s common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split will result in any holder of the Company’s common stock receiving cash in lieu of fractional shares. As soon as practicable fractional shares will be consolidated and sold by the Company’s transfer agent, Mellon Investor Services. Each stockholder who would otherwise be entitled to receive a fractional share of post-split common stock will be paid an amount in cash equal to the value of such fractional share based on the actual sales price of the split-adjusted common stock from the proceeds of such sale. The Reverse Stock Split also affects stock options and securities reserved for issuance pursuant to the Company’s current equity plans.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Number	Description
3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

Date: June 10, 2005	By:	/s/ Charles Sansbury
Charles Sansbury Chief Financial Officer